EXHIBIT (23)--CONSENT OF GEO. S. OLIVE & CO. LLC

We consent to the incorporation by reference in the Registration Statement on Form S-8, File No.33-45395, of our report dated February 24, 1998 contained in the 1997 Annual Report to Shareholders of Indiana United Bancorp, which is incorporated by reference in this Form 10-K.



/s/ GEO. S. OLIVE & CO. LLC
    GEO. S. OLIVE & CO. LLC



Indianapolis, Indiana
April 7, 1998